Exhibit 10.3

GROUP 1 AUTOMOTIVE, INC.
DEFERRED COMPENSATION PLAN

Amended and Restated
Effective as of January 1, 2021

Exhibit 10.3

-i-

Exhibit 10.3

GROUP 1 AUTOMOTIVE, INC.
DEFERRED COMPENSATION PLAN

W I T N E S S E T H:
WHEREAS, Group 1 Automotive, Inc. (the “Company”) previously adopted the Group 1 Automotive, Inc. Deferred Compensation Plan (the “Plan”), to provide certain employees, consultants and non-employee directors with the opportunity to defer the receipt of compensation; and
WHEREAS, The Plan was amended and restated in its entirety effective as of January 1, 2008 and such amendment and restatement has been amended from time to time; and
WHEREAS, the Company now desires to amend and restate the Plan effective as of January 1, 2021.
NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of January 1, 2021 except as otherwise provided herein:

-ii-

Exhibit 10.3

ARTICLE I
Purpose

This Plan is an unfunded, unsecured plan of deferred compensation established and maintained for the primary purpose of providing a certain select group of key management and highly compensated employees who contribute, or who are expected to contribute, substantially to the success of the Company, select consultants and non-employee directors with the opportunity to defer the receipt of compensation. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986.
ARTICLE II
Definitions and Construction
2.1    Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
(a)    Account(s): A Member’s Employer Account and/or Deferral Account, including the amounts credited thereto.
(b)    Affiliate: Each trade or business (whether or not incorporated) which together with the Company would be deemed to be a “single employer” within the meaning of subsections (b) or (c) of Section 414 of the Code, in each case determined by an 80% control test.
(c)    As soon as administratively practicable: For purposes of benefit distributions, a date of distribution that is as soon as administratively practicable as determined by the Committee following a permissible payment event, but in no event later than the later of the 15th day of the third calendar month following the date of the permissible payment event or December 31st of the calendar year in which the permissible payment event occurs. In no event shall a Member or his Beneficiary be permitted to designate the taxable year of the payment.
(d)    Base Salary: The base rate of pay paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed while a Member, including base pay a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 4.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or pursuant to a plan maintained under Section 125 of the Code. For purposes of a Member that terminates employment but does not incur a Termination of Service because the Member signs a Consulting Agreement (as that term is defined in Section 11.2), Base Salary shall include Consulting Pay (as that term is defined in Section 11.2) for the remainder of the Plan Year.
(e)    Beneficiary: The person or entity who will receive payment of a Member’s benefit in the event of his death pursuant to Section 7.4.
(f)    Board: The Board of Directors of the Company.
(g)    Bonus: Each incentive bonus, if any, paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed, including the portion thereof that a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 4.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or pursuant to a plan maintained under Section 125 of the Code.

Exhibit 10.3

(h)    Change in Control: With respect to the Company, a “Change in Control” shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred: (i) any merger, consolidation, or reorganization in which the Company is not the surviving entity (or survives only as a subsidiary of an entity), (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions), (iii) dissolution or liquidation of the Company, (iv) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934 acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) during any two-year period, the persons who were directors of the Company (together with any new directors whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a vote of at least three quarters of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the Board; provided, however, that the term “Change in Control” shall not include any reorganization, merger, consolidation, or similar transaction or series of transactions pursuant to which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold immediately following such transaction or series of transactions 50% or more of the voting securities (based upon voting power) of (a) any entity which owns (directly or indirectly) the stock of the Company, (b) any entity with which the Company has merged, or (c) any entity that owns an entity with which the Company has merged.
With respect to an Employer other than the Company, the Employer shall be deemed to have undergone a Change in Control in the event that (a) the Employer ceases to be an Affiliate of the Company, provided that the transaction or series of transactions that resulted in such cessation constitutes a change in the ownership or effective control of the Employer or a majority shareholder of the Employer (or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, with the chain ending at the Employer), or (b) a change in the ownership of a substantial portion of the Employer’s assets, in each case within the meaning of Section 409A(a)(2)(A)(v) of the Code.
(i)    Class Year Subaccount: The portion of a Member’s Deferral Account and Employer Account attributable to Member Deferrals of Compensation earned during a particular Plan Year from and after the Plan Year beginning January 1, 2011, which is adjusted to reflect changes in value as provided in Section 4.4. Effective for the Plan Year beginning on January 1, 2011, a Class Year Subaccount shall be established with respect to each Plan Year on behalf of each Member who elects to make Member Deferrals for such Plan Year or on whose behalf Employer Deferrals are made for such Plan Year and each Plan Year thereafter for which such Member makes Member Deferrals and/or is allocated Employer Deferrals.
(j)    Code: The Internal Revenue Code of 1986, as amended. References herein to provisions of the Code shall include any successor statute and the applicable regulations or other authoritative guidance promulgated thereunder.
(k)    Commissions: The commissions, if any, paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed, including the portion thereof that a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 4.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or pursuant to a plan maintained under Section 125 of the Code.
(l)    Committee: The administrative committee appointed by the Compensation Committee to administer the Plan. If no Committee is appointed the Compensation Committee will be the Committee.
(m)    Company: Group 1 Automotive, Inc.
(n)    Compensation: Base Salary, Bonus and/or Commissions.
(o)    Compensation Committee: The Compensation Committee of the Board.
(p)    Consultant: An individual who has entered into a Consulting Arrangement with the Employer as described in Section 11.2(a).
(q)    Deferral Account: An individual account for each Member to which is credited his Member Deferrals pursuant to Section 4.1 and which is adjusted to reflect changes in value as provided in Section 4.4.

Exhibit 10.3

(r)    Deferral Component: The portion of a Member’s Class Year Subaccount established with respect to a Plan Year that is attributable to a particular category of Compensation (Base Salary, Bonus or Commissions, as applicable) deferred by the Member for such Plan Year or Employer Deferral made on behalf of such Member for such Plan Year, as applicable, and which is adjusted to reflect changes in value as provided in Section 4.4.
(s)    Director: The term “Director” shall have the meaning set forth in Section 12.2.

(t)    Effective Date: January 1, 2021, as to this restatement of the Plan except as otherwise provided herein. The original effective date of the Plan was November 10, 1999. Notwithstanding anything to the contrary herein, this restatement shall not apply to (i) Member Deferrals made on or prior to December 31, 2004, (ii) Employer Deferrals in which a Member had a Vested Interest as of December 31, 2004 (and only to the extent of the respective Vested Interests the Members had on such date), and (iii) earnings under the Plan on amounts in Members’ Deferral Accounts and Employer Accounts to the extent attributable to amounts described in the preceding provisions of this sentence, all of which amounts shall be segregated under the Plan in separate subaccounts (the “Grandfathered Subaccounts”) and which shall be governed by the provisions of the Plan as in effect on October 3, 2004. For sake of clarity, none of the provisions of this restatement or the restatement of this Plan effective as of January 1, 2008 shall apply to the Grandfathered Subaccounts.
(u)    Eligible Employee: Each individual who has been selected by the Committee for participation in the Plan.
(v)    Eligibility Period: The 30-day period following an Eligible Employee’s notification by the Committee of eligibility to participate in the Plan.
(w)    Employer: The Company and any other adopting entity that adopts the Plan pursuant to the provisions of Section 3.3.
(x)    Employer Account: An individual account for each Member to which is credited the Employer Deferrals made on his behalf pursuant to Section 4.3 and which is adjusted to reflect changes in value as provided in Section 4.4.
(y)    Employer Deferrals: Deferrals made by the Employer on a Member’s behalf pursuant to Section 4.3.
(z)    ERISA: The Employee Retirement Income Security Act of 1974, as amended.
(aa)    Funds: The investment funds, if any, designated from time to time by the Committee for the deemed investment of Accounts pursuant to Section 5.2.
(bb)    Member: Each Eligible Employee who has become a Member pursuant to Article III.
(cc)    Member Deferrals: Deferrals made by a Member pursuant to Section 4.1.
(dd)    Plan: The Group 1 Automotive, Inc. Deferred Compensation Plan, as amended from time to time.
(ee)    Plan Year: The twelve consecutive month period commencing January 1 of each year.
(ff)    Pre-2011 Accounts. The portion of a Member’s Accounts attributable to Member Deferrals and Employer Deferrals with respect to Plan Years beginning prior to January 1, 2011, and which is adjusted to reflect changes in value as provided in Section 4.4; provided, however that the “Pre-2011 Accounts” shall not include any amounts that are segregated in Grandfathered Subaccounts maintained under the Plan pursuant to Section 2.1(t).
(gg)    Retirement Date: For those individuals that became eligible to participate in the Plan prior to January 1, 2021, the date upon which a Member attains age 55. For those who become eligible to participate in the Plan on or after January 1, 2021, the date the Member attains age 63.
(hh)    Scheduled In-Service Withdrawal: A distribution elected by the Member pursuant to Section 4.2 for an in-service withdrawal of one or more Deferral Components within a Class Year Subaccount (for Member Deferrals and Employer Deferrals made with respect to any Plan Year beginning on or after January 1, 2011) or Scheduled Withdrawal Subaccount (for Member Deferrals made with respect to Plan Years beginning prior to January 1, 2011).

Exhibit 10.3

(ii)    Scheduled Withdrawal Date: The distribution date elected by the Member for a Scheduled In-Service Withdrawal.
(jj)    Scheduled Withdrawal Subaccounts: Separate subaccounts within a Member’s Deferral Account created prior to the Plan Year beginning January 1, 2011 to which are credited Member Deferrals as elected by the Member and which are adjusted to reflect changes in value as provided in Section 4.4. A Scheduled Withdrawal Date shall be designated for each Scheduled Withdrawal Subaccount, as elected by the Member pursuant to the Plan (as in effect immediately prior to November 1, 2010) and is subject to change in accordance with Section 7.3(b). From and after January 1, 2011, no new Scheduled Withdrawal Subaccounts shall be established under the Plan and in-service withdrawals of Member Deferrals and Employer Deferrals with respect to the Plan Year beginning January 1, 2011 and thereafter shall be accounted for through and subject to the Plan’s election procedures regarding Class Year Subaccounts pursuant to Sections 4.2 and 6.3.
(kk)    Specified Employee: An individual who on the date of his Termination of Service meets the definition of “key employee” in Section 416(i) of the Code (applied in accordance with the Treasury Regulations promulgated thereunder and without regard to subparagraph (5) thereof) and, as of the date of his Termination of Service, the Company or any Affiliate is publicly traded on an established securities market or otherwise. The identification of Specified Employees for purpose of distributions upon Termination of Service pursuant to Article VII shall be made in accordance with the general requirements of Section 409A(a)(2)(B)(i) of the Code pursuant to any method elected by the Compensation Committee or, if no such election is made, under the default rules under such Code Section.
(ll)    Termination of Service: The termination of a Member’s employment with the Employer and all Affiliates for any reason whatsoever. Notwithstanding anything to the contrary herein, a Member shall not be considered to have incurred a Termination of Service for purposes of the Plan if his termination does not constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code. Whether a Termination of Service has occurred with respect to a Consultant or Director shall be determined in accordance with Section 11.3(b) or 12.4(h), as applicable.
(mm)    Unforeseeable Financial Emergency: An unexpected need of a Member for cash that (i) arises from a severe financial hardship of the Member resulting from an illness or accident of the Member or the Member’s spouse, Beneficiary, or dependent (within the meaning of Section 152(a) of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances, as determined under Section 409A of the Code, arising as a result of events beyond the control of such Member and (ii) would result in severe financial hardship to such Member if his Compensation deferral election were not canceled pursuant to Section 4.1(g) and/or if a benefit payment pursuant to Section 6.2 or 7.5(b) were not permitted. Cash needs arising from foreseeable events, such as the purchase of a house or payment of college tuition, shall not be considered to be the result of an Unforeseeable Financial Emergency. Further, cash needs that may be relieved (a) through reimbursement or compensation from insurance or otherwise, (b) by liquidation of the Member’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan shall not be considered to be Unforeseeable Financial Emergencies.
(nn)    Valuation Date: Each day that the New York Stock Exchange is open for business.
(oo)    Vested Interest: The portion of a Member’s Accounts which, pursuant to the Plan, is nonforfeitable.
2.2    Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.
2.3    Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
ARTICLE III
Participation
3.1    Participation.
(a)    The Committee, in its sole discretion, shall select and notify those management or highly compensated employees of the Employer who shall become Eligible Employees.

Exhibit 10.3

(b)    An Eligible Employee may become a Member, effective as of the first day of the next Plan Year following such Eligible Employee’s notification of eligibility, by executing and filing with the Committee the Compensation deferral election prescribed by the Committee in accordance with Section 4.1.
(c)    The Committee may, in its sole discretion, allow an Eligible Employee to participate in the Plan for the remainder of the Plan Year in which the Eligible Employee is notified of his eligibility. Such Eligible Employee will commence participation in the Plan as of the first day of the calendar quarter following the quarter in which the Eligible Employee is first notified of his Plan eligibility, provided that the Eligible Employee has executed and filed with the Committee the Compensation deferral election prescribed by the Committee in accordance with Section 4.1 within the Eligibility Period. If the Eligible Employee files his election during his Eligibility Period but after the first day of the calendar quarter following the calendar in quarter in which the Eligible Employee is first notified of his eligibility, the Eligible Employee will commence participation as soon as administratively feasible after such election is filed. If an Eligible Employee does not complete a Compensation deferral election within the Eligibility Period, the Eligible Employee will not be eligible to participate until the beginning of the next Plan Year.
(d)    Notwithstanding the foregoing, an Eligible Employee will also become a Member without executing and filing a Member Deferral election form upon the crediting by the Company of an Employer Deferral amount to such Member’s Account pursuant to Section 4.3.
(e)    Consultants and Non-Employee Directors will participate in the Plan as described in Articles XI and XII.
(f)    Subject to the provisions of Section 3.2, a Member shall remain eligible to defer Compensation hereunder and receive an allocation of Employer Deferrals, if any, for each Plan Year following his commencement of participation in the Plan until his Termination of Service.
3.2    Cessation of Active Participation.
(a)    Notwithstanding any provision herein to the contrary, an individual who has become a Member of the Plan shall cease to be entitled to defer Compensation hereunder and/or receive an allocation of Employer Deferrals effective as of the last day of any Plan Year date designated by the Committee. Any such Committee action shall be communicated to the affected individual prior to the effective date of such action. Such an individual may again become entitled to defer Compensation hereunder and receive an allocation of Employer Deferrals beginning as of the first day of any subsequent Plan Year selected by the Committee in its sole discretion.
(b)    Non-Employee Directors will not be eligible to defer compensation or receive an allocation of any Employer Deferrals for any period beginning on or after January 1, 2021. However, any Non-Employee Director with an Account balance will continue to participate in the Plan as a Member with respect to that Account, until it is distributed to the Member in accordance with the terms of the Plan.
(c)    Effective for Plan Years beginning January 1, 2021, a Member that has met the cap on Member Deferrals as described in Section 4.1(j), will not be entitled to make additional Member Deferrals under the Plan. However, such Member will continue to participate in the Plan as a Member with respect to any existing Account, until such time as the Member receives a distribution of his benefit under the Plan.

Exhibit 10.3

3.3    Adopting Entities. It is contemplated that other entities may adopt this Plan and thereby become an Employer. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or of the Committee or the Compensation Committee; provided, however, that such entity must be an Affiliate. Except as otherwise provided herein, the provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint or otherwise affect the Committee and the power to amend or terminate the Plan shall be exercised by the Compensation Committee alone. Transfer of employment among Employers and Affiliates shall not be considered a termination of employment hereunder and service with one Employer shall be considered service with all others. Any Employer may, by appropriate action of its officers without the need for approval of its board of directors (or noncorporate counterpart) or the Committee or the Compensation Committee, terminate its participation in the Plan. Moreover, the Compensation Committee may, in its discretion, terminate an Employer’s Plan participation at any time, but distributions pursuant to any such termination of an Employer’s participation in the Plan shall be subject to the provisions of Section 10.6. Notwithstanding the foregoing, the termination of an Employer’s Plan participation may be effective only as of the end of a Plan Year if the Employer remains an Affiliate of the Company following such termination, or if the Employer does not remain as an Affiliate of the Company at such time, the termination shall be effective only at a time that complies with Section 409A of the Code.
ARTICLE IV
Account Credits and Allocations of Income or Loss
4.1    Member Deferrals.
(a)    A Member meeting the eligibility requirements of Section 3.1 may:
(1)    Elect to defer a portion of such Member’s Base Salary for each Plan Year in an amount up to 50% of such Member’s Base Salary, in any manner permitted under the administrative procedures established by the Committee in its sole discretion;
(2)    Elect to defer a portion of such Member’s Bonus for each Plan Year in an amount up to 100% of such Member’s Bonus, in any manner permitted under the administrative procedures established by the Committee in its sole discretion; and/or
(3)    Elect to defer a portion of such Member’s Commissions for each Plan Year in an amount up to 100% of such Member’s Commissions, in any manner permitted under the administrative procedures established by the Committee in its sole discretion.
(b)    A Member’s Deferral election will be effective as set forth below:
(1)    Except as provided in (2) below, any election to defer Compensation must be executed and filed with the Committee prior to January 1 of the Plan Year in which the Compensation is earned.
(2)    A Member Deferral election made by an Eligible Employee who first becomes an Eligible Employee during a Plan Year shall become effective with respect to deferrals of the Member’s Base Salary and/or Commissions as of the first day of the calendar quarter next following the date such Eligible Employee is first notified of his Plan eligibility, provided that such election is executed and filed with the Committee within the Eligibility Period, Notwithstanding the foregoing, if the Eligible Employee executes and files his election with the Committee during his Eligibility Period but after the first day of the calendar quarter following the calendar quarter in which he was notified of his eligibility, the elections will be effective as soon as administratively feasible after such election is filed. Such election shall be effective only with respect to Base Salary and Commissions earned on or after the first day of such first calendar quarter and after the filing of such election. A Member may not make an election to defer any portion of a Bonus after the beginning of the Plan Year.

Exhibit 10.3

(c)    The reduction in a Member’s Compensation pursuant to his Member Deferral election shall be effected by Compensation reductions each payroll period as determined by the Committee following the effective date of such election. Such Compensation reductions shall apply with respect to all Compensation earned within the Plan Year to which the Member Deferral election relates (subject to Section 4.1(b) concerning newly Eligible Employees and any maximum Member Deferral election established by the Committee pursuant to Section 4.1(i) and 4.1(j) regardless of when the Compensation is actually paid. For the sake of clarity, Compensation reductions attributable to elections to defer a Member’s Bonus shall be made within the next following Plan Year if the Bonus to which the Member Deferral election relates is paid in such next following Plan Year.
(d)    Member Deferrals made by a Member shall be credited to such Member’s Deferral Account as of a date determined in accordance with procedures established from time to time by the Committee; provided, however, that such Member Deferrals shall be credited to the Member’s Deferral Account no later than 30 days after the date upon which the Compensation deferred would have been received by such Member in cash if the Member had not elected to defer such amount pursuant to this Section 4.1.
(e)    Any Plan provisions to the contrary notwithstanding, a Member Deferral election shall be suspended during any period of unpaid leave of absence from the Employer and shall terminate immediately on the date such Member incurs a Termination of Service except with respect to Compensation earned prior to such date.
(f)    A Member Deferral election shall not remain in force and effect for subsequent Plan Years after the Plan Year to which such election applies. If a Member has made a Member Deferral election for any Plan Year, such election shall no longer be effective as of the first day of the subsequent Plan Year, except with respect to Compensation earned but not paid during the prior Plan Year. A Member who has made a Member Deferral election may make a new Member Deferral election for a subsequent Plan Year, if the Member satisfies the eligibility requirements set forth in Section 3.1, by effecting a new Member Deferral election prior to the first day of such Plan Year and within the time period prescribed by the Committee.
(g)    In the event that (i) the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, or (ii) a Member receives a distribution of an emergency benefit pursuant to Section 6.2, then such Member’s Member Deferral election then in effect, if any, shall terminate effective as soon as administratively feasible after such determination or distribution. A Member whose Compensation deferral election has been so terminated may again elect to defer a portion of his Compensation effective as of the first day of any subsequent Plan Year during which the Member is an Eligible Employee by executing and delivering to the Employer, in accordance with the procedures established by the Committee, a new Compensation deferral election prior to the start of such Plan Year.
(h)    Sections 4.1(a) and 4.1(b) notwithstanding, with respect to any Plan Year and prior to the start of such Plan Year, the Committee may reduce a Member’s Member Deferral election to the extent that it determines a reduction is necessary to satisfy the Employer’s obligations to withhold or deduct amounts from the Member’s Compensation under any applicable local, state or federal law or to implement the Member’s elections to make elective contributions under a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or under a plan maintained under Section 125 of the Code.
(i)    Notwithstanding anything herein to the contrary, a Member may not elect to defer more than $300,000 for any Plan Year beginning on or after January 1, 2021, provided however that prior to the start of such Plan Year, the Committee may, in its sole discretion, establish a different maximum aggregate Member Deferrals for a Member for any Plan Year. The maximum aggregate Member Deferrals established by the Committee pursuant to this Section 4.1(i) may vary among individual Members and may vary with respect to a single Member from Plan Year to Plan Year.
(j)    Effective for Plan years beginning on or after January 1, 2021, a Member will be limited to contributing Member Deferrals of no more than $3.5 million under the Plan. This cap will take into account all Member Deferrals made over the life of the Plan and all periods of a Member’s participation in the Plan. A Member’s deferral election for any Plan Year will be limited such that this cap will not be exceeded. A Member who met or exceeded this cap prior to January 1, 2021, will not be eligible to make an election under this Section 4.1 to defer future Compensation received on or after January 1, 2021.

Exhibit 10.3

4.2    Scheduled Withdrawal Dates
(a)    For each Plan Year beginning on or after January 1, 2011, a Member’s Deferrals of Base Salary, Bonus and/or Commissions for such Plan Year and any Employer Deferrals made on the Member’s behalf for such Plan Year shall each be credited to the applicable Deferral Component of the Member’s Class Year Subaccount for such Plan Year, and the Member’s election for such Plan Year shall specify separately with respect to each such Deferral Component whether the amounts credited thereto shall be deferred until (A) the Member’s Termination of Service or (B) until the Scheduled Withdrawal Date designated for such Deferral Component (i.e., as a Scheduled In-Service Withdrawal subject to the provisions of Section 6.3). If a Member elects a Scheduled In-Service Withdrawal of any Deferral Component, the Member shall specify the Scheduled Withdrawal Date as to such Deferral Component upon which the Scheduled In-Service Withdrawal of amounts credited to such Deferral Component shall commence if the Member is still employed by the Employer on that date; provided, however, that the Scheduled Withdrawal Date must be at least two calendar years after the end of the Plan Year for which Member Deferrals, as applicable, and/or any Employer Deferrals are first credited to such Deferral Component. Except if changed in accordance with the requirements of Section 6.3, elections made with respect to Scheduled Withdrawal Subaccounts shall be subject to the applicable provisions of the Plan (as in effect immediately prior to November 1, 2010). Any Member who fails to elect the time of distribution of any Scheduled Withdrawal Subaccount or Deferral Component of any Class Year Subaccount for any Plan Year that is deferred under the Plan in accordance with this Section 4.2) shall be deemed to have elected to have deferred such Scheduled Withdrawal Subaccount or Deferral Component for such Plan Year, as applicable, until his Termination of Service.
(b)    Notwithstanding 4.2(a) above, a Member will not be entitled to elect a Scheduled Withdrawal Date for Member or Employer Deferrals attributable to any Plan Year beginning on or after January 1, 2021.
4.3    Employer Deferrals. As of any date selected by the Employer, the Employer may credit a Member’s Employer Account with Employer Deferrals in such amount, if any, as the Employer shall determine in its sole discretion. Such credits may be made on behalf of some Members but not others, and such credits may vary among individual Members in amount and/or with respect to the Account to which they are credited. Any amount credited by the Employer to a Member’s Employer Account pursuant to this Section 4.3 shall be credited to a separate subaccount within his Employer Account.
4.4    Valuation of Accounts. All amounts credited to an Account shall be deemed invested in accordance with Article V on the date such amount is credited to the Account, and, except as otherwise provided in Article V, the balance of each Account (including each Scheduled Withdrawal Subaccount, Class Year Subaccount, Deferral Component, Pre-2011 Account and Grandfathered Subaccount established thereunder) shall reflect the result of the daily pricing of the assets in which such Account, subaccount or Deferral Component thereunder is deemed invested from the time of such crediting until the time of distribution.
4.5    Vesting of Accounts. A Member shall have a 100% Vested Interest in his Deferral Account at all times. A Member shall have a 100% Vested Interest in Employer Account; provided, however, that a Member shall not have a Vested Interest in any portion of such subaccount that has been forfeited prior to January 1, 2008, pursuant to the terms of the Plan then in effect.
ARTICLE V
Deemed Investment of Accounts
5.1    Guaranteed Rate Fund. The Committee will establish a “guaranteed rate fund” that will be made available to Members as a deemed investment. This guaranteed rate fund will provide for a guaranteed rate of return set by the Committee that may be fixed for the entire Plan Year (or portion thereof) or it may vary from time to time based on one or more benchmark rates selected by the Committee.
5.2    Additional Funds and Member Direction.
(a)    The Committee may, but is not required to, make additional Funds available to Members. If that occurs, each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee. Such Member may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or the Member may split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Committee may prescribe.
(b)    If a Member fails to make a proper designation, then his Accounts shall be deemed to be invested in the guaranteed rate fund designated by the Committee.

Exhibit 10.3

(c)    If Funds, other than the guaranteed rate fund are made available, a Member may change his deemed investment designation for future deferrals to be allocated to his Accounts. Any such change shall be made in accordance with the procedures established by the Committee and the frequency of such changes may be limited by the Committee. A Member may elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts. Any such conversion shall be made in accordance with the procedures established by the Committee and the frequency of such conversions may be limited by the Committee.
ARTICLE VI
In-Service Withdrawals

6.1    Restrictions on In-Service Withdrawals and Loans. Except as provided in Sections 4.2 and 6.3 with respect to Scheduled In-Service Withdrawals and Section 6.2 with respect to withdrawals based on Unforeseeable Financial Emergency, Members shall not be permitted to make withdrawals from the Plan prior to incurring a Termination of Service. Members shall not, at any time, be permitted to borrow from the Plan. Following a Member’s Termination of Service, this Article VI shall not be applicable to the Member and the amounts credited to such Member’s Accounts shall be payable to such Member only in accordance with the provisions of Article VII.
6.2    Emergency Benefit. In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to a benefit in an amount not to exceed the lesser of (a) the amount determined by the Committee as necessary to meet such Member’s needs created by the Unforeseeable Financial Emergency or (b) the then value of such Member’s Deferral Account. Benefits distributed pursuant to this Section may include amounts necessary to pay any federal, state or local income taxes or penalty reasonably anticipated to result from the distribution. Such benefit shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determinations with respect to the availability and amount of such benefit. If a Member’s Deferral Account is deemed to be invested in more than one Fund, such benefit shall be distributed pro rata from each Fund in which such Account is deemed to be invested.
6.3    Scheduled In-Service Withdrawals.
(a)    With respect to each Deferral Component within a Class Year Subaccount of a Member as to which the Member has elected a Scheduled In-Service Withdrawal in accordance with Section 4.2 (or, with respect to each Scheduled Withdrawal Subaccount, as applicable), the Member shall receive a Scheduled In-Service Withdrawal of such Deferral Component (or Scheduled Withdrawal Subaccount, as applicable) commencing on the Scheduled Withdrawal Date elected by the Member for such Deferral Component (or Scheduled Withdrawal Subaccount, as applicable) if the Member is still employed with the Employer on that date. The Member shall receive the Scheduled In-Service Withdrawal of each Deferral Component (or Scheduled Withdrawal Subaccount, as applicable) to which such an election applies in one of the following forms elected by the Member in writing on the form prescribed by the Committee at the time specified in Section 6.3(b):
(1)    A single lump sum payment; and
(2)    Annual installments for a period of an integral number of years from two through five inclusive, as designated by the Member; provided, however, that with respect to any installments payable to a Member from any Deferral Component or Scheduled Withdrawal Subaccount, as applicable, (a) in the event of the Member’s Termination of Service prior to the end of such elected installment period, the remaining balance in such Deferral Component or Scheduled Withdrawal Subaccount, as applicable, shall be paid in accordance with Article VII, and (b) the amount of each annual installment with respect to each Deferral Component or Scheduled Withdrawal Subaccount, as applicable, shall be computed by dividing the remaining balance attributable to such Deferral Component or Scheduled Withdrawal Subaccount, as applicable, as of the Valuation Date next preceding the date of payment of such annual installment by the number of annual installments remaining under the Member’s election with respect to such Deferral Component or Scheduled Withdrawal Subaccount, as applicable.
In the event the Member fails to timely elect in accordance with Section 6.3(b) the form in which a Scheduled In-Service Withdrawal is to be paid as to any Deferral Component or Scheduled Withdrawal Subaccount, such withdrawal shall be in the form of a single lump sum payment. Notwithstanding the foregoing, a Member will not be permitted to elect a Scheduled In-Service Withdrawal with respect to any amounts deferred for Plan Years beginning on or after January 1, 2021.

Exhibit 10.3

(b)    A Member’s elections pursuant to Section 6.3(a) with respect to a Scheduled In-Service Withdrawal must be made at the time of his annual deferral election pursuant to Section 4.2. Notwithstanding the foregoing, a Member may subsequently elect to delay the distribution of amounts credited to one or more of his Deferral Components or Scheduled Withdrawal Subaccounts for a period of at least five additional calendar years; provided, that such election (a) is made at least 12 months prior to the date that such distribution would otherwise be made, and (b) is not given effect until 12 months following the date it is made. Such elections may be made separately as to each Deferral Component and Scheduled Withdrawal Subaccount and each series of installment payments elected thereunder shall each be treated as a single payment for purposes of Section 409A of the Code. In the event that a Member elects a Scheduled In-Service Withdrawal and incurs a Termination of Service prior to the Scheduled Withdrawal Date, the Member’s Scheduled In-Service Withdrawal election and Member Deferral election under Section 4.2 will be cancelled and the entire balance of such Member’s Accounts will be paid according to the Member’s termination distribution election as provided in Section 7.3.
6.4    Restriction on In-Service Distributions. Except as otherwise provided in Section 7.5(b) with respect to withdrawals based on Unforeseeable Financial Emergency, this Article VI shall not be applicable to a Member following his Termination of Service, and the amounts credited to such Member’s Account(s) shall be payable to such Member (or in the event of the Member’s death, his designated Beneficiary) only in accordance with the provisions of Article VII.
ARTICLE VII
Termination Benefits
7.1    Amount of Benefit. Upon a Member’s Termination of Service, the Member, or, in the event of the death of the Member while employed by the Employer or an Affiliate, the Member’s designated Beneficiary, shall be entitled to a benefit equal in value to the Member’s Vested Interest in the balance in his Accounts as of the Valuation Date next preceding the date the payment of such benefits is to commence pursuant to Section 7.2.
7.2    Time of Payment.
(a)    Subject to the delayed payment requirement for Specified Employees described in Section 7.2(b) below, payment of a Member’s benefit under Section 7.1 shall be made or, in the case of installment payments elected pursuant to Section 7.3(b)(2), commence upon the Valuation Date coincident with or next succeeding the date of such Member’s Termination of Service.
(b)    Notwithstanding anything to the contrary herein, in the case of a Member who is a Specified Employee, a distribution upon such Member’s Termination of Service (other than a separation in the event of his death) shall be made, or commence to be made, as applicable, on the date that is six months after the Valuation Date coincident with or next succeeding the date of such Member’s Termination of Service (or, if earlier, the death of the Member). If such Member elected installment payments pursuant to Section 7.3(b)(2), the second and subsequent installment payments shall occur on the Valuation Date coincident with or next succeeding the anniversary of the date of his Termination of Service and each subsequent anniversary of his Termination of Service for the duration of the applicable installment period.
(c)    Notwithstanding the foregoing provisions of this Section 7.2 or any election of installment payments pursuant to Section 7.3(b)(2), in the event of the death of a Member (including but not limited to a Specified Employee) prior to the commencement or complete distribution of his Account(s), the remaining balances in his Account(s) shall be paid to his designated Beneficiaries as soon as administratively practicable following his death.
7.3    Alternative Forms of Benefit Payments.
(a)    Except as otherwise provided in Section 7.3(b), a Member’s benefit under Section 7.1 shall be paid in the form of a single lump sum payment if such Member’s Termination of Service occurs prior to his Retirement Date.
(b)    Effective for amounts deferred on or after January 1, 2021, a Member shall be entitled to elect to receive a distribution of his benefits attributable to each Deferral Component within each Class Year Subaccount in one of the following forms elected by such Member in writing on the form prescribed by the Committee at the time specified in Section 7.3(c), solely with respect to benefits that become payable as a result of a Member’s Termination of Service that occurs on or after his Retirement Date:
(1)    A single lump sum payment; and

Exhibit 10.3

(2)    Annual installments for a period of an integral number of years from two through 15 inclusive, as designated by a Member; provided, however, that with respect to any installments payable to a Member under the Plan, (a) in the event of such Member’s death prior to the end of the elected installment period, the remaining balance in such Deferral Component shall be paid as soon as administratively practicable in one lump sum payment to such Member’s designated Beneficiary, and (b) the amount of each annual installment shall be computed by dividing the Member’s Vested Interest in the unpaid balance in his Deferral Component, as applicable, as of the Valuation Date next preceding the date of payment of such annual installment by the number of annual installments remaining.
A single election shall be made pursuant to this Section 7.3(b) by each Member with respect to each Deferral Component within each Class Year Subaccount as to the form of distribution of such Deferral Component, as applicable, to be made in connection with a Termination of Service that occurs on or after such Member’s Retirement Date. In the event such Member fails to timely elect in accordance with this Section 7.3(b) the form in which his benefit payments are to be made, such benefit payments shall be in the form of a single lump sum payment. Notwithstanding anything herein to the contrary, elections made as to the form of benefit for amounts deferred prior to January 1, 2021, shall be subject to the terms of the plan and the applicable election procedures in effect at the time the election was made.
(c)    A Member’s elections pursuant to Section 7.3(b) shall be made on the form prescribed by the Committee. Notwithstanding the foregoing, a Member may, on the form prescribed by the Committee, make changes in his elections as to the time and form of payment of his Plan benefits; provided, however, that (i) any such change shall not be effective if such Member incurs a Termination of Service on or before the date that is 12 months after such Member delivers the form implementing such change to the Committee, (ii) except in the case of the death of the Member, the payment (or installment payments) with respect to which the new election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or five years from the date the first installment was scheduled to be paid in the case of an election of installment payments), and (iii) any new election that relates to payment at a specified time (or pursuant to a fixed schedule) may not be made less than 12 months before the date the payment is scheduled to be paid (or 12 months before the date the first amount was scheduled to be paid in the case of an election of installment payments). Election changes pursuant to this Section 7.2(c) may be made separately as to each election previously made by a Member (i.e., relating to his Pre-2011 Accounts and each Deferral Component under each Class Year Subaccount). The requirements for changes in a Member’s elections as to time and form of payment of his Plan benefit shall not apply in the case of a distribution pursuant to Section 6.2 or 7.5(b) (Unforeseeable Financial Emergency) or any other earlier payment of a Plan benefit otherwise permitted and not considered an election change or acceleration under Section 409A of the Code.
(d)    The entitlement to installment payments from a Member’s Pre-2011 Accounts or each Deferral Component of any Class Year Subaccount shall each be treated as the entitlement to a single payment with respect to such Account or Deferral Component, as applicable, for purposes of Section 409A of the Code and applicable administrative guidance thereunder. Based on this treatment, when applying the election change restrictions of Section 6.3 and Section 7.3(c), a change to the time or form of payment of a Deferral Component of a particular Class Year Subaccount must result in an additional deferral for a minimum of five years from the date that the first installment from such subaccount would have otherwise been paid. For example, a 10 year installment payout of a Member’s Base Salary Deferral Component of his 2011 Class Year Subaccount scheduled to commence in 2015 could be changed to a lump sum payment payable in 2020 or a series of installment payments commencing in 2020, assuming the other requirements of Section 6.3 or 7.3(c), as applicable, have been met. In this example, a separate election to change the payment timing, made in accordance with the requirements of Section 7.3(c), would be required to be made if a Member desired to change the time and form of distribution of any other portion of the Member’s Accounts which is separately accounted for by the Plan.
7.4    Beneficiaries.
(a)    Each Member shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the Beneficiary designation form prescribed by the Committee and filing the same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.
(b)    If no such designation is on file with the Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated Beneficiary or Beneficiaries to receive such benefit shall be as follows:
(1)    If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

Exhibit 10.3

(2)    If a Member leaves no surviving spouse, his benefit shall be paid to such Member’s executor or administrator, or to his heirs at law if there is no administration of such Member’s estate.
7.5    Accelerated Pay-Out of Certain Benefits.
(a)    Notwithstanding any provision in Section 7.3(b) to the contrary, if a Member’s benefit payments are to be paid in a form other than entirely in a single lump sum payment and the aggregate amount to be paid with respect to such Member is less than $50,000, then the Committee shall cause the entire remaining Vested Interest in the balance in such Member’s Accounts to be paid in a single lump sum payment as soon as administratively practicable following such Member’s Termination of Service, but subject to the delayed payment requirement for Specified Employees described in Section 7.2(b).
(b)    If a Member incurs a Termination of Service and such Member’s benefit payments are being, or are to be, paid in a form other than entirely in a single lump sum payment, and the Committee, upon written petition of such Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to an emergency benefit in an amount and under conditions described in Section 6.2.
7.6    Payment of Benefits. To the extent a trust has been established pursuant to Section 9.2 and the trust has sufficient assets, the benefits to Members or their Beneficiaries, shall be paid from such trust in accordance with the terms of any trust agreements, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the trustee. To the extent there are insufficient assets in the trust or no trust has been established, the benefits shall be paid by the Employer. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member’s Accounts. All benefit payments shall be made in cash to the fullest extent practicable.
7.7    Unclaimed Benefits. In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or Beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss after the time of such forfeiture) shall be restored to the Plan by the Employer and paid in accordance with the Plan.
7.8    Other Permitted Accelerated Payments. Notwithstanding anything to the contrary in the Plan, the Committee may direct the accelerated payment of Plan benefits under the following circumstances:
(a)    A Member shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government;
(b)    A Member shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law;
(c)    A Member shall be entitled to receive a distribution of such portion of the Vested Interest in his Account, in a single lump sum payment, as is necessary to pay (i) the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, on Compensation deferred under the Plan (the “FICA Amount”), (ii) the income tax at source on wages imposed under Section 3401 of the Code, or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and (iii) to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 7.8(c) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;
(d)    A Member shall be entitled to receive distribution of such portion of the Vested Interest in his Account, in a single lump sum payment, as is required to be included in the Member’s income as a result of the failure of the Plan to comply with Section 409A of the Code; provided, however, that such distribution shall not exceed the amount required to be included in the Member’s income as a result of such failure;

Exhibit 10.3

(e)    A Member shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Member. Any such payment may not exceed (i) the amount of such taxes as are due as a result of participation in the Plan (the “Other Taxes”) and may be made in the form of withholding pursuant to the provisions of the applicable law or by distribution directly to the Member and (ii) the income tax at source on wages imposed under Section 3401 of the Code as a result of the distribution of the Other Taxes and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the payment of such additional Section 3401 wages and Other Taxes;
(f)    A Member shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, in connection with the settlement of an arms’ length bona fide dispute between the Employer and the Member as to the Member’s right to benefits under the Plan to the extent contemplated under Section 409A of the Code without causing such distribution to be treated as an impermissible acceleration;
(g)    A Member shall be entitled to receive distribution of all or such portion of the Vested Interest in his Account, in a single lump sum payment, under any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4) (except in connection with a qualified domestic relations order) or any successor regulation thereto or prescribed by the Commissioner of Internal Revenue in generally applicable guidance published in the Internal Revenue Bulletin; and
(h)    The Compensation Committee may direct, in its discretion, that the Vested Interest of each Member in his Account under the Plan be distributed in connection with a termination of the Plan in accordance with Section 10.6.
Any distribution to be made pursuant to Sections 7.8 (a) through (g) shall be made as soon as administratively practicable following the determination that such distribution should be made.
ARTICLE VIII
Administration of the Plan
8.1    Appointment of Committee. The general administration of the Plan shall be vested in the Committee which shall be appointed by the Compensation Committee and shall consist of one or more persons. Any individual, whether or not an employee of the Employer, is eligible to become a member of the Committee. Notwithstanding anything to the contrary herein, if a Change in Control of the Company shall have occurred and effective upon the occurrence of such Change in Control, (a) the composition of the Committee shall be made up of those members of the Committee that were in place immediately prior to the occurrence of such Change in Control and all references to the “Committee” herein shall be deemed to refer to the Committee as so comprised subject to the right of any such Committee member to resign pursuant to Section 8.2, and (b) for purposes of administration and operation of the Plan and with respect to the rights to amend and terminate the Plan, all references herein to the Compensation Committee shall be deemed to be references to a committee composed of the members of the Committee who were in place immediately prior to the occurrence of such Change in Control, unless such Compensation Committee specifically amends this provision on or after the occurrence of the Change in Control. In the event of a resignation of a member of the Committee or the Compensation Committee following or in connection with the occurrence of a Change in Control, notwithstanding anything to the contrary in Section 8.2, the remaining members of the Committee or Compensation Committee, as applicable, shall have the power to appoint such member’s successor for purposes of the administration and operation of the Plan and with respect to rights to amend and terminate the Plan.
8.2    Term, Vacancies, Resignation, and Removal. Each member of the Committee shall serve until the member resigns, dies, or is removed by the Compensation Committee. At any time during his term of office, a member of the Committee may resign by giving written notice to the Compensation Committee and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of 30 days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Compensation Committee with or without cause, and the Compensation Committee may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an employee of the Employer or any Affiliate shall automatically cease to be a member of the Committee as of the date the member ceases to be employed by the Employer and all Affiliates.

Exhibit 10.3

8.3    Self-Interest of Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Compensation Committee shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which the member is disqualified.
8.4    Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:
(a)    To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;
(b)    To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;
(c)    To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;
(d)    To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;
(e)    To determine in its discretion all questions relating to eligibility;
(f)    To determine whether and when a Member has incurred a Termination of Service, and the reason for such termination;
(g)    To establish maximum aggregate Member Deferrals pursuant to Section 4.1;
(h)    To make determinations pursuant to Article XI;
(i)    To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by Members and Beneficiaries in obtaining benefits hereunder;
(j)    To receive and review reports from the trust, if any, as to the financial condition of the trust, including its receipts and disbursements; and
(k)    To establish or designate Funds as investment options as provided in Section 5.2.
8.5    Claims Review. Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Committee, which procedures are hereby incorporated by reference as a part of the Plan as such procedures are amended from time to time by the Committee (the “Administrative Claims Procedures”) Such Administrative Claims Procedures are set forth as Annex I and attached hereto.
8.6    Employer to Supply Information. The Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member’s Compensation, age, retirement, death, or other cause of Termination of Service and such other pertinent facts as the Committee may require. The Employer shall advise any trustee of a trust established under Section 9.2, if any, of such of the foregoing facts as are deemed necessary for the trustee to carry out the trustee’s duties under the Plan and any applicable trust agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.

Exhibit 10.3

8.7    Indemnity. To the extent permitted by applicable law, the Company shall indemnify and save harmless each member of the Committee and the Compensation Committee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.
8.8    Change in Control. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee’s powers and duties under the Plan shall cease to the extent, if any, such powers and duties are vested in a trustee under the terms of any trust agreement.
ARTICLE IX
Administration of Funds
9.1    Payment of Expenses. All expenses incident to the administration of the Plan and any trust, including but not limited to, legal, accounting, trustee fees, and expenses of the Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid from the trust, if any.
9.2    Establishment of Trust. The Compensation Committee may establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Members under this Plan. Except as provided in paragraph (b) above and the terms of the applicable trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Employer in accordance with the Plan. The Compensation Committee, in its sole discretion, may establish the trust and direct the Employer to enter into a trust agreement. In such event, the Employer shall remain the owner of all assets in any such trust and the assets shall be subject to the claims of the Employer’s creditors if the Employer ever becomes insolvent, pursuant to the terms of the trust The Employer, in its sole discretion, and from time to time, may make contributions to the trust, if any. The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee. No Member or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the trust fund.
ARTICLE X
Miscellaneous
10.1    No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment or for other services between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ or other service of the Employer, (b) restrict the right of the Employer to discharge any person or terminate any service relationship at any time, (c) give the Employer the right to require that any person to remain in the employ or service of the Employer, (d) restrict any person’s right to terminate his employment or service relationship with the Employer at any time, or (e) be a commitment on the part of the Employer to continue the rate of compensation of a Member for any period.
10.2    Alienation of Interest Forbidden. The interest of a Member or his Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.
10.3    No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Member any equity or other interest in the assets, business or affairs of the Company. No Member in the Plan shall have a security interest in assets of the Company used to make contributions or pay benefits.

Exhibit 10.3

10.4    Payments to Minors and Incompetents. If the Compensation Committee receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such person, and that no guardian committee, or other representative of the estate of such person shall have been duly appointed, the Committee may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.
10.5    Withholding. All Member Deferrals and Employer Deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.
10.6    Amendment and Termination.
(a)    The Compensation Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Accounts; provided further, however, that, notwithstanding the foregoing (and without constituting an impermissible impairment of Member rights in violation of this sentence), the Compensation Committee may make such amendments to the Plan as are necessary or advisable, as determined by the Compensation Committee in its discretion, to enable the Plan and the Account(s) of the Members established hereunder to comply with the requirements of Section 409A of the Code.
(b)    Notwithstanding anything to the contrary, the Compensation Committee may, in its sole discretion (and without constituting an impermissible impairment of Member rights in violation of Paragraph (a)), terminate the Plan and accelerate the time and form of payment of all Vested Interests in Accounts under the Plan, under the following circumstances, provided that in all cases the termination and subsequent liquidation is completed in compliance with any restrictions as set forth in Section 409A of the Code and any regulations and guidance thereunder:
(1)    The Compensation Committee may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A).
(A)    The Compensation Committee may, in its discretion, terminate and liquidate the Plan in connection with a Change in Control of the Company (or, with respect to a Member who is employed by an Employer other than the Company, a Change in Control of such Employer).
(B)    The Compensation Committee may, in its discretion, terminate and liquidate the Plan, provided that certain requirements are met, including that the termination and liquidation does not occur proximate to a down turn in the financial health of the Employer and all entities that would be considered a single “service recipient” along with the Company under Section 409A;
(C)    The Compensation Committee may, in its discretion, terminate and liquidate the Plan upon such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
In the event that the Plan is terminated, the Vested Interest in the balance in a Member’s Accounts shall be paid to such Member or his Beneficiary in the manner specified by the Compensation Committee (but subject to the distribution timing requirements described above), which may include the payment of a single lump sum payment in full satisfaction of all of such Member’s or Beneficiary’s benefits hereunder.
10.7    Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
10.8    Guaranty. Notwithstanding any provisions of the Plan to the contrary, in the event any Employer fails to make payment of the benefits due under the Plan on behalf of its Members, whether directly or through a trust, the Company shall be liable for and shall make payment of such benefits due as a guarantor of such entity’s obligations hereunder. The guaranty obligations provided herein shall be satisfied directly and not through a trust.

Exhibit 10.3

10.9    Provisions Binding. All of the provisions of this Plan shall be binding upon all persons who will be entitled to any benefit hereunder, including but not limited to all Members and their heirs and personal representatives.
10.10    Timing of Payments. Payment of Plan benefits may be subject to administrative or other delays that result in payment to the Member or his Beneficiaries on a date later than the date specified in the Plan or the Member’s election form. Any such payment delays will comply with Section 409A of the Code, including, without limitation Treasury Regulation § 1.409A-2(b)(7). No Member or Beneficiary shall be entitled to any additional earnings or interest in respect of any such payment delays, nor shall any Member or Beneficiary be provided any election with respect to the timing of any delayed payment.
10.11    Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.
10.12    Section 409A Compliance. The Company intends for this Plan to conform in all respects to the requirements under Section 409A of the Code, the failure of which would result in the imposition or accrual of penalties, interest or additional taxes under Section 409A of the Code (the “Section 409A Requirements”). Accordingly, the Company intends for this Plan to be interpreted, construed, administered and applied in a manner as shall meet and comply with the Section 409A Requirements, and in the event of any inconsistency between this Plan and the Section 409A Requirements, this Plan shall be reformed so as to meet the Section 409A Requirements. Any reference in this Plan to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code.
ARTICLE XI
Participation by Consultants
11.1    Article Controls. In the event of any conflict between the foregoing provisions of the Plan and this Article XI, the provisions of this Article XI shall control.
11.2    Definitions. Where the following words and phrases appear in this Article XI, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:
(a)    Consulting Arrangement. A written arrangement pursuant to which Member agrees to perform consulting or advisory services for the Employer in a capacity other than as a current employee, as may be determined by the Compensation Committee from time-to-time.
(b)    Consulting Arrangement Plan Year. The Plan Year during which a Member enters into a Consulting Arrangement with the Employer and thereby becomes a Consultant.
(c)    Consulting Pay. The pay of any kind whatsoever paid in cash by the Employer to or for the benefit of a Member for services performed pursuant to a Consulting Arrangement while a Member, including pay a Member could have received in cash in lieu of deferrals made pursuant to Section 11.3(c).
11.3    Participation. If a Member enters into a Consulting Arrangement with the Employer that is effective immediately upon the termination of his employment with the Employer and such Consulting Arrangement is reasonably anticipated by the Employer (as determined by the Committee) and the Member to result in the provision of a level of bona fide services to the Employer in excess of 20% of the average level of services performed over the immediately preceding 36-month period (or the full period of service with the Employer, if less) such that the Member does not have a “termination of employment,” within the meaning of Treasury Regulation § 1.409A-1(h)(1)(ii), then such Member shall continue his participation in the Plan as a Member through the end of the Consulting Arrangement Plan Year. However, effective as of the first day of the Plan Year following such Member’s Consulting Arrangement Plan Year, such Member shall no longer be entitled to make Member Deferrals or receive Employer Deferrals under the Plan unless the Committee, in its sole discretion, makes an affirmative designation allowing such Member’s continued active participation in the Plan. For such Member’s Consulting Arrangement Plan Year, and for subsequent Plan Years if the Committee makes an affirmative designation allowing such Member’s continued active participation in the Plan following the Member’s Consulting Arrangement Plan Year, the terms of the Plan shall, to the extent possible, continue to apply

Exhibit 10.3

to such Member in accordance with the following provisions, and further, such Member shall be treated as not having incurred a Termination of Service, except as set forth below:
(a)    With respect to such Member, all references to the employment relationship in the Plan shall be deemed to be references to any Consulting Arrangements into which such Member has entered;
(b)    Notwithstanding the foregoing or anything in the Plan to the contrary, as of the effective date of such Consulting Arrangement, such Member shall be deemed not to have incurred a Termination of Service under the terms of the Plan until such time as any and all Consulting Arrangements between the Member and the Employer expire, and in accordance with Treasury Regulation § 1.409A-1(h)(2)(ii), (i) no amount payable under the Plan in connection with such Termination of Service shall be paid to such Member before a date at least 12 months after the day on which any and all such Consulting Arrangements expire, and (ii) no amount payable under the Plan on that date shall be paid to such Member if, after the expiration of the Consulting Arrangement (or Consulting Arrangements) and before that date, such Member performs services for the Employer as a Consultant or an employee;
(c)    Such Member’s Member Deferral elections made pursuant to Section 4.1 of the Plan shall continue to be effective for the remainder of his Consulting Arrangement Plan Year;
(d)    If the Committee has made an affirmative designation allowing such Member’s continued active participation in the Plan for Plan Years after the Member’s Consulting Arrangement Plan Year, such Member shall be permitted to make new Member Deferral elections for subsequent Plan Years in which the Member remains eligible to participate in the Plan in accordance with Article III; provided, however, that, such Member’s Consulting Pay for Plan Years from and after the Plan Year beginning January 1, 2011 shall be subject to separate elections for each Plan Year by Class Year Subaccount, and the Member shall not be permitted to make separate deferral or time and form of payment elections by type of Compensation earned with respect to a Plan Year;
(e)    Such Member’s deferrals of Consulting Pay pursuant to this Article shall be deemed to be Member Deferrals for purposes of the Plan, and such Member Deferrals (or projected Member Deferrals) for a Plan Year, when added to the Member Deferrals made by such Member pursuant to Section 4.1 (if any) during such Plan Year, shall be subject to the limits enumerated in, or established by the Committee with respect to such Member under, Section 4.1(i) and 4.1(j);
(f)    Such Member’s Deferral election may be made and/or suspended in accordance with procedures and under circumstances similar to those described in Section 4.1;
(g)    Such Member shall no longer be entitled to receive Employer Deferrals pursuant to Section 4.3 for periods following the effective date of such Member’s Consulting Arrangement; and
(h)    Such Member shall have a 100% Vested Interest in his Employer Account as of the effective date of his Consulting Arrangement.
ARTICLE XII
Participation by Non-Employee Directors
12.1    Article Controls. In the event of any conflict between the foregoing provisions of the Plan and this Article XII, the provisions of this Article XII shall control.
12.2    Director. Each individual who is a member of the Board, other than any such individual who is an employee of the Company or an Affiliate. Where the context requires, the term “Member” shall be deemed to include a Director for purposes of Section 12.4(b) if such Director has not yet become a Member pursuant to Section 12.3.
12.3    Commencement of Participation.
(a)    Prior to January 1, 2021, a Director may become a Member, effective as of the first day of a Plan Year, by executing and filing with the Committee the Director Compensation deferral election prescribed by the Committee prior to the start of such Plan Year. Notwithstanding the foregoing, no Directors will become eligible to become a Member on or after January 1, 2021.

Exhibit 10.3

12.4    Application of Plan Terms. The terms of the Plan shall, to the extent possible, apply to a Member participating in the Plan pursuant to Section 12.3 as if such Member were participating in the Plan pursuant to Section 3.1 except as otherwise provided below:
(a)    Notwithstanding anything herein to the contrary, effective for Plan Years beginning on or after January 1, 2021, Directors will not be permitted to elect to defer any Director Compensation under the Plan. To clarify, no additional contributions will be made under this Plan on behalf of a Director for any Plan Year beginning on or after January 1, 2021;
(b)    Directors that have previously had amounts credited to an Account, shall continue to be treated as a Member in the Plan with respect to any existing Accounts;
(c)    A Director Member’s participation in the Plan shall not be subject to cessation pursuant to Section 3.2;
(d)    Prior to January 1, 2021 Member Director may elect to defer a portion of his Director Compensation for a Plan Year in an amount up to 100% of his Director Compensation, in any manner permitted under the administrative procedures established by the Committee in its sole discretion;
(e)    A Director Member’s deferrals of Director Compensation shall be deemed to be Member Deferrals for purposes of the Plan, and such Member Deferrals shall be credited to a Deferral Account established on behalf of such Member;
(f)    Such Member shall have a 100% Vested Interest in his Account at all times;
(g)    With respect to such Director Members all references to the employment relationship in the Plan shall be deemed to be references to such Member’s service as a Director, provided, however, that such Member shall be deemed to have incurred a Termination of Service under the terms of the Plan as of the date such Member ceases to serve as a Director for any reason whatsoever (provided that, under the Director’s circumstances, the cessation of his service as a Director constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code), and any such Termination of Service shall be deemed to have occurred on or after such Member’s Retirement Date regardless of the age of such Member on the date of such Termination of Service; and
(h)    For Plan Years beginning on or after January 1, 2011, with respect to such Member, a Deferral Component shall mean the portion of such Member’s Class Year Subaccount established with respect to a Plan Year that is attributable to (i) such Member’s deferrals for such Plan Year of Director Compensation paid with respect to such Member’s general service as a Director (“General Service Director Compensation”), (ii) such Member’s deferrals for such Plan Year of any other category of Director Compensation, including committee membership and/or chairmanship and meeting fees (“Other Director Compensation”), or (iii) Employer Deferrals made on behalf of such Member for such Plan Year, as applicable. Such Member’s deferrals for a Plan Year and Employer Deferrals made on such Member’s behalf for a Plan Year shall be credited to the applicable Deferral Component (General Service Director Compensation, Other Director Compensation or Employer Deferral, as applicable) under such Member’s Class Year Subaccount for such Plan Year, and such Member shall be entitled to make elections with respect to each such Deferral Component in accordance with the applicable provisions of the Plan; provided, however, that such Member shall not be entitled to elect a Scheduled In-Service Withdrawal pursuant to Sections 4.2 and 6.3.
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Exhibit 10.3

EXECUTED this 12th day of October, 2020, effective as provided above.

GROUP 1 AUTOMOTIVE, INC.

By: /s/ Darryl M. Burman
Name: Darryl M. Burman
Title: Senior Vice President

Exhibit 10.3
Annex I

GROUP 1 AUTOMOTIVE, INC.
DEFERRED COMPENSATION PLAN
ADMINISTRATIVE CLAIMS PROCEDURES

Under the terms of the Group 1 Automotive, Inc. Deferred Compensation Plan (the “Plan”), the Committee hereby adopts the following administrative claims procedures. Member claims with respect to the Plan shall be made and processed in accordance with these procedures. References in these administrative claims procedures to the “Committee” shall mean the administrative committee established by the Compensation Committee to administer the Plan or, if no such committee has been established, the Compensation Committee of the Board.
(a)General Claims Procedures.

(i)Claims for benefits other than disability benefits under the Plan may be made by a Member or a Beneficiary of a Member (the “Claimant”) on forms supplied by the Committee. Written or electronic notice of the disposition of a claim shall be furnished to the Claimant by the Committee within ninety (90) days after the application is filed with the Committee, unless special circumstances require an extension of time for processing, in which event action shall be taken as soon as possible, but not later than one-hundred eighty (180) days after the application is filed with the Committee; and, in the event that no action has been taken within such ninety (90) or one hundred eighty (180) day period, the claim shall be deemed to be denied for the purposes of subsection (a)(2). In the event that the claim is denied, the denial shall be written in a manner calculated to be understood by the Claimant and shall include the specific reasons for the denial, specific references to pertinent Plan provisions on which the denial is based, a description of the material information, if any, necessary for the Claimant to perfect the claim, an explanation of why such material information is necessary and an explanation of the claim review procedure.

(ii)If a claim subject to this section (a) is denied (either in the form of a written denial or by the failure of the Committee, within the required time period, to notify the Claimant of the action taken), a Claimant or his duly authorized representative shall have sixty (60) days after the receipt of such denial to petition the Committee in writing for a full and fair review of the denial, during which time the Claimant or his duly authorized representative shall have the right to review pertinent documents and to submit issues and comments in writing. The Committee shall promptly review the claim and shall make a decision not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time for processing, in which event a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after the receipt of the request for review. If such an extension is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The decision of the review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, with specific references to the Plan provisions on which the decision is based.

(b)Disability Claims Procedures.

(i)Claims for disability benefits may be made by a Claimant on forms supplied by the Committee. Written or electronic notice of the disposition of the disability benefit claim shall be furnished to the Claimant by the Committee within forty-five (45) days after the claim is filed with the Committee, which may be extended by the Committee for up to thirty (30) days, if (A) the Committee determines that such an extension is necessary due to matters beyond the control of the Plan, and (B) the Claimant is notified prior to the expiration of the initial 45-day period of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Claimant is notified prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In the case of any such extension, the notice of extension shall explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim, the additional information needed to resolve those issues, and that the Member shall be afforded at least forty-five (45) days within which to provide the specified information.

Exhibit 10.3
Annex I

(ii)In the event the disability benefit claim is denied, the denial shall be written in a manner calculated to be understood by the Claimant and shall include: the specific reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of the additional material or information, if any, necessary for the Claimant to perfect the disability benefit claim; an explanation of why such material or information is necessary; and an explanation of the disability benefit claim review procedure. In addition, in the case of a disability benefit claim, the denial shall also include:

(A)    A discussion of the adverse benefit determination decision, including an explanation of the basis for disagreeing with or not following (a) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration.

(B)    The specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.

(C)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as determined by reference to 29 CFR §2560.503- 1(m)(8)) to the claim for benefits.

(D)    If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the specific or clinical judgment for the determination, applying the terms of the Plan to the disability benefit Claimant’s medical circumstances, or a statement that such explanation shall be provided to the disability benefit Claimant free of charge upon request.

To the extent required by 29 CFR §2560.503-1, the Committee shall provide the denial notice in a culturally and linguistically appropriate manner.

(iii)If a claim for disability benefits is denied, a disability benefit Claimant or his duly authorized representative shall have one hundred eighty (180) days after receipt of such denial to petition the Committee in writing for a full and fair review of the denial, during which time the disability benefit Claimant or his duly authorized representative shall have the right to:

(A)Submit written comments, documents, records, and other information relating to the claim for benefits;

(B)Review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Committee;

(C)Be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for disability benefits; and

(D)Have the claim for review given a full and fair review, which review shall take into account all comments, documents, records, and other information submitted by the Member or his duly authorized representative relating to the disability benefit claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Exhibit 10.3
Annex I

The disability benefit claim shall be reviewed without deference to the initial adverse benefit determination and the review shall be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. In deciding an appeal of any adverse disability benefit determination that is based in whole or part on medical judgment, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse disability benefit determination shall be identified, without regard to whether the advice was relied upon in making the benefit determination. The health care professional engaged for purposes of consultation shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

(iv)The Committee shall provide the Member with written or electronic notification of the Plan’s disability benefit determination on review. The Committee shall promptly review the claim and shall make a decision not later than forty-five (45) days after receipt of the written request for review, unless special circumstances require an extension of time for processing the claim. In which event, a decision shall be rendered as soon as possible, but not later than ninety (90) days after the receipt of the request for review. If such an extension is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.

(A)If applicable, before the Committee may issue an adverse disability benefit determination on review, the Committee will provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Committee, insurer, or such other person) in connection with the claim and any new or additional rationale upon which the benefit determination is based. Such evidence will be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to Claimant, to give the Claimant a reasonable opportunity to respond prior to that date.

(B)The decision of the review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the disability benefit Claimant, with specific references to the Plan provisions on which the decision is based. In addition, in the case of an adverse disability benefit determination, the notification will set forth:

1)    A discussion of the adverse benefit determination decision, including an explanation of the basis for disagreeing with or not following (a) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration.

2)    The specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.

3)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as determined by reference to 29 CFR §2560.503-1(m)(8)) to the claim for benefits.

4)    An explanation of the specific or clinical judgment for the disability benefit determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided to the Claimant, without charge, upon request, if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit.

Exhibit 10.3
Annex I

To the extent required by 29 CFR §2560.503-1, the Committee shall provide the decision of review in a culturally and linguistically appropriate manner.

If a claim for benefits is denied or ignored, in whole or in part, the Member may file suit in a state or federal court, only after he has exhausted all administrative remedies under these procedures, including the use of the claims review procedure as described in Section 8.6. However, in order to file a suit in state or federal court, the Member must file the suit no later than one hundred eighty (180) days after the Committee makes a final determination to deny the claim.

These administrative claims procedures shall be effective April 1, 2018 and shall remain in effect until revoked or amended by the Committee.

For the avoidance of doubt, the amendments to the Plan set forth in this instrument shall be inapplicable to the Grandfathered Subaccounts.

Capitalized terms used but not defined in this instrument shall have the meanings attributed to such terms in the Plan.